Exhibit 99.1

Montpelier To Sell U.S. Insurance Business To Selective

News Release Copy - September 20, 2011

HAMILTON, Bermuda—(BUSINESS WIRE)—Montpelier Re Holdings Ltd. (NYSE: MRH), (“Montpelier” or the “Company”), a leading provider of short-tail reinsurance and other specialty lines, today announced that it has entered into a definitive agreement with Selective Insurance Group, Inc. (“Selective”, NASDAQ: SIGI) for the sale of Montpelier U.S. Insurance Company (“MUSIC”), the Company’s U.S. excess and surplus lines insurance business.

Consideration for the transaction will reflect MUSIC’s net asset value at closing and will be payable in cash. Based on MUSIC’s net asset value at June 30, 2011, the transaction is valued at approximately $55 million and is expected to result in an increase to Montpelier’s current tangible book value per common share of approximately $0.24.

Christopher L. Harris, President and CEO of Montpelier said: “We are pleased to reach an agreement with Selective on the sale of MUSIC.  In the current environment, we believe now is an appropriate time to sharpen our underwriting focus on our core short-tail reinsurance lines.

“This transaction will make us more nimble and will allow us to redeploy additional capital into our Bermuda and London platforms, where we are seeing increasingly encouraging market conditions.”

The transaction, which is subject to regulatory approvals and certain customary closing conditions, is expected to close in the fourth quarter of 2011.

Montpelier, through its operating subsidiaries, is a premier provider of global property and casualty reinsurance and insurance products. Additional information can be found in Montpelier’s public filings with the Securities and Exchange Commission.

Contact:

Montpelier Re Holdings Ltd.

Investors:

William Pollett, 441-299-7576

SVP, Chief Corporate Development and Strategy Officer and Treasurer

or

Media:

Jeannine Menzies, 441-299-7570

Corporate Affairs Manager